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Exhibit 10.1

FORM OF
TAX ALLOCATION AGREEMENT
DATED AS OF
BY AND BETWEEN
AMERICAN EXPRESS COMPANY
AND
AMERIPRISE FINANCIAL, INC.

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FORM OF TAX ALLOCATION AGREEMENT

        This TAX ALLOCATION AGREEMENT, dated as of this          day of             , 2005 (this "Agreement"), is between American Express Company, a New York corporation ("AXP"), and Ameriprise Financial, Inc., a Delaware corporation ("Ameriprise," and together with AXP, each a "Party" and collectively, the "Parties"). AXP has its executive office at American Express Tower, 3 World Financial Center, 200 Vesey Street, New York, New York 10285. Ameriprise has an executive office at 707 2nd Avenue, South, Minneapolis, Minnesota 55474.

        WHEREAS, the Board of Directors of AXP has determined that it is in the best interests of AXP to separate the Ameriprise Business (as defined below) and the AXP Business (as defined below) into two independent public companies, on the terms and subject to the conditions set forth in the Separation Agreement (as defined below), in order to resolve issues related to the allocation of capital and management resources between the Ameriprise Business and the AXP Business, and to give Ameriprise greater flexibility to manage, invest in, and expand the Ameriprise Business while ensuring that AXP can focus its time and resources on the development of the AXP Business;

        WHEREAS, in order to effectuate the foregoing, AXP and Ameriprise have entered into a Separation and Distribution Agreement, dated as of        , (the "Separation Agreement"), pursuant to which and subject to the terms and conditions set forth therein, the Ameriprise Business shall be separated from the AXP Business and the Ameriprise Common Stock (as defined below) shall be distributed on a pro rata basis to AXP shareholders;

        WHEREAS, for U.S. federal income Tax purposes, from January 13, 1984, through the Distribution Date (defined below) of the Distribution (defined below), income of certain present and former members of the Ameriprise Group (defined below) has been or will be included in AXP Consolidated Returns (defined below) and, from January 1, 1990, through the Distribution Date, income of certain life insurance companies subject to tax under section 801 of the Code (defined below), that are or were part of the Ameriprise Group, has been or will be included in AXP Consolidated Returns;

        WHEREAS, certain Ameriprise Combined Group (defined below) members have filed or will file Combined Returns (defined below) covering U.S. state and local income Taxes with AXP Combined Groups (defined below) as part of their respective Total Combined Groups (defined below);

        WHEREAS, Ameriprise and other members of the Ameriprise Group will cease to be members of the AXP Group for U.S. federal income Tax purposes after the Distribution Date, and Ameriprise and other members of Ameriprise Combined Groups will cease to be members of their respective Total Combined Groups for U.S. state and local income Tax purposes after the Distribution Date;

        WHEREAS, the failure of the Distribution to have a Tax-Free Status (defined below) or certain actions taken with respect to Ameriprise Capital Stock (defined below) could subject AXP and its shareholders to additional Tax costs in connection with the Distribution; and

        WHEREAS, AXP and Ameriprise desire in this Agreement to (i) set forth Tax allocation principles for Affiliation Years for U.S. federal income Tax purposes and Combined Years for U.S. state and local income Tax purposes, which, except to the extent provided herein, will supersede all prior policies and procedures governing the allocation of Taxes, (ii) define the effects upon the settlement and allocation of certain Tax liabilities and Tax benefits of transactions or developments that occur during taxable years commencing after the Distribution Date, (iii) set forth the responsibility for their respective stand-alone income and other Tax liabilities, and (iv) allocate liability for certain Tax costs that may be incurred in connection with the Distribution.

        NOW, THEREFORE, in consideration of the foregoing, the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AXP and Ameriprise hereby agree as follows:

ARTICLE I

DEFINITIONS AND STANDARDS

        SECTION 1.01.    Definitions.    For all purposes of this Agreement, the following terms shall have the following meanings:

        "2004 Excess AXP Group Benefits" shall mean the term as defined in Section 2.01.

        "2004 Tax Liability" shall mean the term as defined in Section 2.01.

        "2004 Tax Year" shall mean the term as defined in Section 2.01.

        "2005 Excess AXP Group Benefits" shall mean the term as defined in Section 2.02.

        "2005 Tax Liability" shall mean the term as defined in Section 2.02.

        "2005 Tax Year" shall mean the term as defined in Section 2.02.

        "Additional Excess Items" shall mean the term as defined under "Excess AXP Group Benefits."

        "Adjusted Separate Ameriprise Group Federal Tax Liability" shall mean with respect to any Affiliation Year(s) the U.S. federal income Tax liability of the Ameriprise Group, as determined by AXP in good faith, applying the Highest Federal Tax Rate, computed as if the Ameriprise Group (with Ameriprise as the common parent) filed a consolidated U.S. federal income Tax Return separately from the AXP Group ("Ameriprise Consolidated Return"), and applying such U.S. Tax laws and regulations as would have been applicable to the Ameriprise Group if it had so filed separately, but not taking into account any items that are predicated on base amounts determined on a consolidated basis such as research Credits, subject to the following:

          (i)    the Ameriprise Group shall be treated as bound by all accounting methods, elections and other determinations adopted or made by AXP for the AXP Group for all Affiliation Years, including, but not limited to, determinations made in respect of carrybacks and carryovers;

          (ii)   the Ameriprise Group shall be permitted to reduce its Adjusted Separate Ameriprise Group Federal Tax Liability (but not below zero) to the extent that AXP determines that the AXP Group is able to reduce its U.S. federal income Tax liability in the AXP Consolidated Return for such Affiliation Year by utilizing items of deduction, loss, or Credit of the Ameriprise Group which AXP determines the Ameriprise Group would have been unable to utilize if it had filed an Ameriprise Consolidated Return ("Excess Items"); provided, that if there are any limitations in the ability of the AXP Group to utilize items in the same category as such Excess Items in their entirety for such year, the Ameriprise Group shall be limited in the reduction of its Adjusted Separate Ameriprise Group Federal Tax Liability to its share of such Excess Items, as determined by AXP, on a Proportionate Basis; provided, further, that if, pursuant to the above provisions, an Excess Item is not usable, in whole or in part, by the AXP Group in one Affiliation Year, it may, as determined by AXP in good faith pursuant to Section 8.03 hereof, be carried over or carried back as an Excess Item to any other Affiliation Year subject to the same limitations as above; and

          (iii)  the Ameriprise Group shall take into account the items of Ameriprise Group income, gain, loss, deduction or Credit attributable to intercompany items, excess loss accounts, dual consolidated losses and other items that AXP determines are required to be restored, recaptured or otherwise triggered as a result of the Distribution or related transactions.

        "Adjustment" shall mean, with respect to any Affiliation Year, any change in actual Tax liability from the Tax liability reported on an AXP Consolidated Return, including changes attributable to amended Tax Returns, deficiencies asserted by a Taxing authority, overpayments, and claims for refund, and changes required by application of the Code and Treasury Regulations including, but not limited to, changes required pursuant to Treasury Regulations Section 1.1502-47 (setting forth consolidated return rules applicable to life-non-life groups), and Taxing authority audits, examinations, proceedings or litigation resulting from any of the foregoing events (collectively, "Adjustment Events"). Adjustment shall mean with respect of any Combined Year in which an Ameriprise Combined Group files a Combined Return with an AXP Combined Group as part of a Total Combined Group, any change in the actual Tax liability of the applicable Total Combined Group, including changes attributable to Adjustment Events.

        "Affiliate" shall mean any entity that is directly or indirectly controlled by the person in question. For this purpose, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and the policies of a person, whether through ownership of voting securities, by contract or otherwise. "Ameriprise Affiliate" shall mean an Affiliate of Ameriprise. "AXP Affiliate" shall mean an Affiliate of AXP other than Ameriprise and Ameriprise Affiliates.

        "Affiliation Year" shall mean each taxable year, or portion thereof, with respect to which any member of the Ameriprise Group joined or will join the AXP Group in the filing of an AXP Consolidated Return.

        "Ameriprise AMT Liability" shall mean the term as defined in Section 2.03.

        "Ameriprise Business" means the business and operations conducted by the Ameriprise Group from time to time, whether prior to, at or after the Effective Time, including the business and operations conducted by the Ameriprise Group, as more fully described in the Information Statement; provided that "Ameriprise Business" shall not include AMEX Assurance.

        "Ameriprise Capital Stock" shall mean all classes or series of stock of Ameriprise and all options, warrants, derivatives, rights to acquire stock, and other interests and instruments taken into account for purposes of determining a Fifty-Percent or Greater Interest in Ameriprise.

        "Ameriprise Combined Group" shall mean an affiliated group of corporations (as constituted from time to time), consisting of Ameriprise and/or its directly or indirectly owned subsidiaries, that AXP determines will join in filing a Combined Return with an AXP Combined Group.

        "Ameriprise Common Stock" shall mean the term as defined under "Distribution."

        "Ameriprise Group" shall mean the affiliated group of corporations (as constituted from time to time), consisting of Ameriprise and/or its directly or indirectly owned subsidiaries, that AXP determines will join in filing an AXP Consolidated Return.

        "Ameriprise Group State Tax Liability" shall mean the term as defined in Section 3.02.

        "Ameriprise Issues" shall mean the term as defined in Section 9.01.

        "Ameriprise Separate AMT" shall mean the term as defined in Section 2.03.

        "Ameriprise Unsettled Issues" shall mean the term as defined in Section 9.03.

        "AMT" shall mean the term as defined in Section 2.03.

        "Article IX Taxes" shall mean the term as defined in Section 9.03.

        "AXP AMT Liability" shall mean the term as defined in Section 2.03.

        "AXP Business" means all businesses and operations of the AXP Group, other than the Ameriprise Business.

        "AXP Combined Group" shall mean an affiliated group of corporations (as constituted from time to time) owned directly or indirectly by AXP that AXP determines will join in filing a Combined Return excluding members of an Ameriprise Combined Group.

        "AXP Consolidated Return" shall mean a consolidated U.S. federal income Tax Return filed by AXP on behalf of the AXP Group.

        "AXP Excess Issue" shall mean the term as defined in Section 9.04.

        "AXP Group" shall mean the affiliated group of corporations (as constituted from time to time), of which AXP is the common parent, that AXP determines will join in filing an AXP Consolidated Return.

        "AXP Issues" shall mean the term as defined in Section 9.01.

        "AXP LOIs", "AXP Options" and "AXP Restricted Stock" shall have the meanings ascribed to them in the Employee Benefits Agreement by and between AXP and Ameriprise dated as of    .

        "AXP Stock-Based Awards" shall mean AXP LOIs, AXP Options and/or AXP Restricted Stock.

        "Board Certificate" shall mean the term as defined in Section 5.04.

        "Closing Agreement" shall mean the term as defined in Section 6.01.

        "Code" shall mean the Internal Revenue Code of 1986, as amended. Any references herein to sections of the Code or Treasury Regulations promulgated thereunder shall include any successor provisions thereto.

        "Combined Return" shall mean a combined or unitary U.S. state or local income, franchise, or gross receipts Tax Return.

        "Combined State" shall mean a U.S. state or locality requiring or permitting the filing of a Combined Return.

        "Combined Year" shall mean a taxable year (or portion thereof) in which an AXP Combined Group files a Combined Return with an Ameriprise Combined Group.

        "Credits" shall mean all of the credits against U.S. federal income Tax or, as applicable, against U.S. state or local Tax. Credits shall include, but not be limited to, foreign Tax credits, research credits, low-income housing credits, investment Tax credits and targeted job credits.

        "Distribution" shall mean the distribution on a pro rata basis to holders of issued and outstanding shares of common stock, par value $0.20 per share, of AXP, other than shares of AXP common stock held in the treasury of AXP, of all of the issued and outstanding shares of Ameriprise common stock, par value $0.01 per share ("Ameriprise Common Stock"), beneficially owned by AXP, by means of a dividend of such Ameriprise Common Stock to such shareholders.

        "Distribution Date" shall mean the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of AXP in its sole and absolute discretion.

        "Dual Consolidated Loss" shall mean the term as defined in Section 6.01.

        "Effective Time" means the time at which the Distribution occurs on the Distribution Date.

        "Estimated State Taxes" shall mean the term as defined in Section 3.05.

        "Evaluation" shall mean the term as defined in Section 9.03.

        "Excess AXP Group Benefits" shall mean the amount by which AXP determines that AXP was able to reduce its U.S. federal income Tax liability in the AXP Consolidated Return for an Affiliation

Year by use of Excess Items (as defined above under "Adjusted Separate Ameriprise Group Federal Tax Liability") which would reduce the Adjusted Separate Ameriprise Group Federal Tax Liability for such year, if zero, below zero ("Additional Excess Items"). Use of Additional Excess Items shall otherwise be subject to the same limitations and other provisions applicable to the use of Excess Items, as determined by AXP in good faith.

        "Exercised AXP Options" shall mean the term as defined in Section 14.02.

        "Fifty-Percent or Greater Interest" shall mean a "50-percent or greater interest" for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations promulgated thereunder.

        "Final Determination" shall mean a final settlement with a Taxing authority that is binding on all Parties or, if applicable, a final judicial decision upon the expiration of the time for the decision to be appealed, with respect to the items in question.

        "Foreign Attribute" shall mean any item of income, gain, loss or deduction or any asset or liability relevant to the computation of taxable income from sources without the United States and any item of Credit described in Section 901 of the Code (without regard to the limitation of Section 904 of the Code).

        "Fund Management Business" shall mean the business of Ameriprise so designated, as described in the request for rulings from the IRS in respect of the Distribution and related matters, dated February 27, 2005, as supplemented from time to time.

        "Highest Combined Tax Rate" for the taxable year in question shall mean the sum of (i) the Highest Federal Tax Rate, and (ii) in the case of a corporation, the average, weighted by jurisdiction, of the highest U.S. state and local income, franchise, and gross receipts Tax rates that would be applicable to such a corporation (net of any U.S. federal income Tax benefit), or in the case of a Person other than a corporation, the highest U.S. state and local income Tax rates (net of any U.S. federal income Tax benefit) that would be applicable to such Person or the beneficial owner(s) of such Person.

        "Highest Federal Tax Rate" for the taxable year in question shall mean (i) in the case of a corporation, the highest U.S. federal income Tax rate applicable to a corporation, or (ii) in the case of a Person other than a corporation, the highest U.S. federal income Tax rate that would be applicable to such Person or the beneficial owner(s) of such Person.

        "Income Tax Benefit" shall mean the amount of the Tax savings realized by the applicable group, as determined by AXP in good faith. Such amount shall be determined by comparing (i) the actual U.S. federal income Tax liability and the corresponding U.S. state and local income Tax liability (net of any federal Tax benefit) of the applicable group for the taxable year in question without giving effect to the items in question with (ii) the actual U.S. federal income Tax liability and the corresponding U.S. state and local Tax liability (net of any federal Tax benefit) of the applicable group for such year after giving full effect to such items. An Income Tax Benefit shall be deemed to be realized at the time that the applicable group receives a refund or credit for refund from the relevant Taxing authority.

        "Income Tax Detriment" shall mean the amount of additional Tax incurred by the applicable group, as determined by AXP in good faith. Such amount shall be determined by comparing (i) the actual U.S. federal income Tax and the corresponding U.S. state and local Tax liability (net of any U.S. federal income Tax benefit) of the applicable group for the taxable year in question after giving full effect to the items in question with (ii) the actual U.S. federal income Tax and the corresponding U.S. state and local Tax liability (net of any U.S. federal income Tax benefit) of the applicable group without giving effect to such items. Unless otherwise provided herein, an Income Tax Detriment shall be deemed to be incurred at such time as payment is made to the relevant Taxing authority upon a Final Determination of items in questions. In computing the Tax liability of the AXP Group for purposes of clause (i) of the second sentence of this definition or clause (ii) of the second sentence of the definition of "Income Tax Benefit" above, increases or decreases in the U.S. federal, state or local income Tax liability of the AXP Group attributable to the effect on AXP's (or any AXP subsidiary's) basis in the stock of any member of the Ameriprise Group will not be taken into account.

        "IRS" shall mean the U.S. Internal Revenue Service.

        "IRS Agreement" shall mean the term as defined in Section 9.04.

        "Minimum Tax Credit" shall mean the term as defined in Section 2.03.

        "New AXP Issues" shall mean the term as defined in Section 9.04.

        "NOLs" shall mean the term as defined in Section 3.03.

        "Person" shall mean an individual or a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity, without regard to whether such entity is treated as disregarded for U.S. federal income Tax purposes.

        "Post-Affiliation Year" shall mean a taxable period after the Distribution Date during which Ameriprise and its subsidiaries do not join the AXP Group in the filing of an AXP Consolidated Return.

        "Post-Combined Year" shall mean a taxable period after the Distribution Date during which Ameriprise and its subsidiaries do not join a Total Combined Group in the filing of a Combined Return with an AXP Combined Group.

        "Proportionate Basis" shall mean, with respect to an item or items attributable to a particular member or members of the Ameriprise Group, the determination of the portion of such items based on the total value of such items over the total value of all items in the same category for the entire AXP Group for the same Affiliation Year of the AXP Group, subject to any appropriate Adjustments thereto, as determined by AXP in good faith.

        "Proposed Acquisition Transaction" shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), as a result of which Ameriprise would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire through the acquisition of an option or otherwise, from Ameriprise and/or one or more holders of Ameriprise Capital Stock, an amount of Ameriprise Capital Stock that would, when combined with any other changes in ownership of Ameriprise Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise 40% or more of (A) the value of all outstanding Ameriprise Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding Ameriprise Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by AXP in good faith.

        "RAR" shall mean the term as defined in Section 9.02.

        "Recapture Taxes" shall mean the term as defined in Section 6.02.

        "Representation Letters" shall mean the term as defined in Section 5.01.

        "Section 7.02 Claims" shall mean claims for refund attributable to items described in and filed pursuant to Section 7.02 of this Agreement.

        "SFAS Exercised AXP Options" shall mean the term as defined in Section 14.02.

        "Tax" or "Taxes" shall mean any tax, assessment, duty, fee or other charge imposed or collected by any government or political subdivision thereof or any taxing authority thereunder, including but not limited to, any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, premium, guarantee fund, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, minimum, alternative minimum, estimated or other tax (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

        "Tax Advisor" shall mean a United States law or accounting firm of national standing in the field of taxation selected by AXP.

        "Tax-Free Status" shall mean the qualification of the Distribution and related transactions as a distribution in which no gain or loss is recognized, and no amount is includible in income, for U.S. federal income Tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code).

        "Tax-Related Losses" shall mean (i) all U.S. federal, state and local Taxes payable pursuant to any Final Determination or otherwise; (ii) all professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies, including but not limited to, any amount paid by AXP or any AXP Affiliate in respect of the liability of shareholders, whether paid to shareholders, the IRS, any other Taxing authority, or any other person or entity, in each case, arising from the Distribution and related transactions failing to have Tax-Free Status in any manner.

        "Tax Return" shall mean any Tax return (including any amended return), report, information return, election, notice or other document filed or to be filed with a Taxing authority, including any schedules or related or supporting information.

        "Total Combined Group" shall mean, with respect to any U.S. jurisdiction that requires or permits the filing of a Combined Return, the affiliated group of corporations (as constituted from time to time), that AXP determines will join in the filing of such Combined Return, that includes an AXP Combined Group and an Ameriprise Combined Group.

        "TPIs" shall mean the term as defined in Section 2.03.

        "Treasury Regulations" shall mean U.S. Treasury regulations issued under the Code.

        "Twenty Five Percent Proposed Acquisition Transaction" shall mean any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

        "Unqualified Tax Opinion" shall mean an unqualified "will" opinion of a law firm of nationally recognized standing in the field of taxation, which opinion is acceptable to AXP and on which AXP may rely to confirm that a transaction will not affect the Tax-Free Status, including confirmation that may be provided for purposes of avoiding any applicable penalties or additions to Tax. Any such opinion shall assume that the Distribution and related transactions would have qualified for Tax-Free Status had the transaction in question not occurred.

        "Vesting Period" shall mean the period from and including the date on which an AXP Stock-Based Award is granted, to and including the date on which such award is first exercisable (in the case of AXP Options) or vests, whichever occurs first. For these purposes, an AXP Stock-Based Award will be deemed to be vested when it is considered vested in accordance with the applicable retirement practice and policies of AXP.

        "Vesting Ratio" shall mean the ratio of the number of days during a Vesting Period that an entity was a direct employer of record of a holder of an AXP Stock-Based Award over the total number of days in the Vesting Period; provided, however, that no more than one entity will be deemed to be a direct employer of a holder on any given day.

        SECTION 1.02.    General Interpretive Principles.    (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (b) the term "hereof," "herein," "hereunder," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and any references to Article, Section, paragraph, exhibit and schedule are references to the Articles, Sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified and (d) any reference to any federal, state, local or non-U.S. statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

        SECTION 1.03.    Applicable Standards.    Except as otherwise specifically provided herein, this Agreement shall supersede in all respects any and all policies and procedures governing the allocation of Tax liability among the members of the AXP Group or the Total Combined Groups. Except as otherwise specifically provided hereunder, all determinations and actions required under this Agreement will be taken by AXP and shall be made in good faith taking into account, among other factors, the goal of reducing the aggregate Taxes of the Parties. It is the intention of the Parties that this Agreement shall be administered in a manner so that the allocation of income, deduction, loss or Credit between the Parties will produce Tax consequences for the Parties, on a current, carryback and carryover basis, that are consistent with those that are required by the Code and Treasury Regulations.

ARTICLE II

U.S. CONSOLIDATED FEDERAL INCOME TAX LIABILITIES

        SECTION 2.01.    Pre-2005 Taxable Years.    (a) Ameriprise and AXP Tax Liabilities. Ameriprise shall be responsible for, and shall indemnify and hold AXP and the AXP Affiliates harmless against, the U.S. federal income Tax liability of the Ameriprise Group for all taxable years ending on or before December 31, 2004, including the "2004 Tax Liability" (defined below). Ameriprise shall be liable for and pay AXP the Adjusted Separate Ameriprise Group Federal Tax Liability for each such Affiliation Year. AXP shall pay Ameriprise, but Ameriprise shall remain liable for, Excess AXP Group Benefits, if any, for any such year if the Adjusted Separate Ameriprise Group Federal Tax Liability for such year is zero. The "2004 Tax Liability" is the Adjusted Separate Ameriprise Group Federal Tax Liability for the taxable year ending on December 31, 2004 ("2004 Taxable Year").

        (b)    2004 Tax Liability.    On or after the day AXP files the AXP Consolidated Return for the 2004 Taxable Year, AXP shall determine the amount of the 2004 Tax Liability or any Excess AXP Group Benefits for such year ("2004 Excess AXP Group Benefits"). Ameriprise shall pay to AXP or AXP shall pay to Ameriprise an amount equal to the difference between (i) the 2004 Tax Liability and (ii) the sum of any payments previously made by Ameriprise to AXP with respect to the 2004 Tax Liability, reduced (to and below zero) by the sum of any payments previously made or to be made by AXP to Ameriprise in respect of any 2004 Excess AXP Group Benefits. Payment by Ameriprise is due within five (5) business days after billing by AXP. Payment by AXP is due within thirty (30) business days of filing the AXP Consolidated Return for the 2004 Taxable Year.

        SECTION 2.02.    2005 Taxable Year.    (a) Ameriprise and AXP Tax Liabilities. Ameriprise shall be responsible and pay AXP for, and shall indemnify and hold AXP and the AXP Affiliates harmless against, the "2005 Tax Liability" (as defined below), which shall include, but not be limited to, all liabilities arising from the triggering of intercompany and other items as described in clause (iii) of the definition above of "Adjusted Separate Ameriprise Group Federal Tax Liability." Notwithstanding anything herein to the contrary, Ameriprise shall be responsible for, and shall indemnify and hold AXP and the AXP Affiliates harmless against, any Tax liabilities incurred in connection with the sale of AMEX Assurance Company including, but not limited to, any such liabilities arising from the triggering of any intercompany items relating to such sale. AXP agrees to indemnify, and hold Ameriprise and the Ameriprise Affiliates harmless against, U.S. federal income tax liabilities in respect of members of the AXP Group (other than members of the Ameriprise Group) under Treasury Regulations Section 1.1502-6. The "2005 Tax Liability" is the Adjusted Separate Ameriprise Group Federal Tax Liability for the taxable year beginning on January 1, 2005 and ending on and including the Distribution Date (the "2005 Taxable Year"). AXP shall pay Ameriprise but Ameriprise shall remain liable for the Excess AXP Group Benefits, if any, for the taxable year of the AXP Group ending on December 31, 2005 if the Adjusted Separate Ameriprise Group Federal Tax Liability is zero under the preceding sentence ("2005 Excess AXP Group Benefits"). In determining the 2005 Tax Liability or 2005 Excess AXP Group Benefits, if applicable, Ameriprise will be credited with any losses or reduction in gain attributable to the sale of its interest in American Express International Deposit Company, a Cayman Islands company, to AXP, but only to the extent AXP determines in good faith that such losses or reduction in gain (i) reduce the Adjusted Separate Ameriprise Group Federal Tax Liability or result in Excess AXP Group Benefits for the appropriate periods, and (ii) exceed $15.7 million.

        (b)    Estimated Payments, Etc.    From and after the date of this Agreement, Ameriprise shall pay to AXP no later than the day before each due date for the payment of quarterly estimated U.S. federal income Taxes for the taxable year of the AXP Group ending on December 31, 2005 and the payment due on March 15, 2006, as determined in good faith by AXP, the difference, if any, between (A) the 2005 Tax Liability due, determined in good faith by AXP, based on the method for making estimated payments elected by AXP pursuant to Section 6655 of the Code, and (B) the sum of any payments previously made by Ameriprise to AXP with respect to the 2005 Tax Liability.

        (c)    Payment Upon Filing Return.    On or after the day that AXP files the AXP Consolidated Return for the taxable year ending on December 31, 2005, AXP shall determine the amount of the 2005 Tax Liability or any 2005 Excess AXP Group Benefits. Ameriprise shall pay to AXP or AXP shall pay to Ameriprise, as the case may be, the difference between (i) the 2005 Tax Liability and (ii) (A) the sum of the amounts previously paid by Ameriprise to AXP with respect to the 2005 Tax Liability, reduced (to and below zero) by (B) the sum of any payments previously made or to be made by AXP to Ameriprise in respect of any Excess AXP Group Benefits. Payment by Ameriprise is due within five (5) business days after billing by AXP. Payment by AXP is due within thirty (30) business days of filing the AXP Consolidated Return for the taxable year ending on December 31, 2005.

        (d)    Settling Tax Payable Accounts.    On or before the Distribution Date, Ameriprise and AXP shall cooperate to settle all Tax payable accounts for all Affiliation Years and all Combined Years, in accordance with AXP's direction, based on the most accurate and complete information then available.

        (e)    Assignment of Taxable Items.    AXP shall determine the amounts of income, gain, loss, deduction, and Credit of the Ameriprise Group for the 2005 Taxable Year which are properly includable in the AXP Consolidated Return for the taxable year of the AXP Group ending on December 31, 2005. For all relevant purposes of this Agreement, the members of the Ameriprise Group and each Ameriprise Combined Group shall cease to be members of the AXP Group and their respective Total Combined Groups, as of the end of the Distribution Date, and Ameriprise shall cause the books of account of the members of the Ameriprise Group and the Ameriprise Combined Groups to be closed for accounting and Tax purposes as of the end of the Distribution Date in accordance with

AXP's direction. In determining consolidated taxable income for the taxable period that ends on the Distribution Date, the income and other items of the Ameriprise Group shall be determined by AXP in good faith in accordance with Treasury Regulations Section 1.1502-76(b)(1), -76(b)(2)(i) and -76(b)(2)(iv) and no election shall be made under 1.1502-76(b)(2)(ii)(D) to ratably allocate items. However, an allocation shall be made in good faith by AXP under Treasury Regulations Section 1.1502-76(b)(2)(iii) if such allocation is determined by AXP in good faith to be necessary to appropriately allocate income in the event that the Distribution Date occurs on any date other than the last or first day of any month. Pursuant to Treasury Regulations Section 1.1502-76(b)(2)(vi), any item of a passthrough entity that is owned by a member of the Ameriprise Group shall be allocated as if such member sold its entire interest in the entity immediately before the Distribution. In the event that a member or members of the Ameriprise Group would be treated as owning an interest of less than 50% in the aggregate in such passthrough entity, then pursuant to Treasury Regulations Section 1.706-1(c)(2)(ii), each such member's share of any distributive items shall be the amount determined by taking into account the pro rata part of such items that such member would have included in taxable income had such member remained a partner or owner of the passthrough entity until the end of the partnership taxable year based on the portion of the partnership taxable year that has elapsed through the Distribution Date or upon such other reasonable method that the Parties may agree. All of the foregoing determinations to be made shall be made in good faith by AXP. Ameriprise and Ameriprise Affiliates shall file their respective Tax Returns for the taxable period beginning on the first day after the Distribution Date consistently with such determinations.

        (f)    Determining Foreign Attributes.    Without limiting the foregoing, AXP shall also determine the portion of any Foreign Attribute for the Ameriprise Group that is allocable to the taxable year ending December 31, 2005, provided, that such portion to be allocated will not include any amount described in Section 951(a) of the Code (relating to inclusions in income of controlled foreign corporation earnings) or any amount described in Section 1293(a) of the Code (relating to inclusions in income of qualified electing fund earnings), or any indirect foreign Tax Credit under Sections 960 and 1293(f) of the Code for foreign income Taxes deemed paid with respect to either of these items, all as determined by AXP in good faith; and provided, further, that, without the prior written consent of AXP, Ameriprise and its subsidiaries shall not elect to recapture an amount of taxable income from sources without the U.S. of any member of the Ameriprise Group greater than the minimum amount required by Section 904(f)(1) of the Code for any Affiliation Year. Ameriprise shall provide AXP with all information it requests to make any determination under this subsection (f). AXP will likewise share all information with Ameriprise necessary for Ameriprise to determine its share of the consolidated foreign Tax Credits for the taxable year ending December 31, 2005 and all prior taxable years.

        SECTION 2.03.    U.S. Federal Alternative Minimum Tax.    (a) Ameriprise Tax Liability. Notwithstanding any other provision in this Agreement, if, for any Affiliation Year, the AXP Group is liable for alternative minimum Tax for U.S. federal income Tax purposes (or any similar U.S. federal Tax) ("AMT") and the Ameriprise Group would be liable for AMT if it filed a Tax Return as a separate consolidated group ("Ameriprise Separate AMT"), Ameriprise shall pay to AXP an amount (the "Ameriprise AMT Liability") determined by AXP equal to the product of the AMT liability for the AXP Group (the "AXP AMT Liability") and a fraction (the "Fraction") (x) the numerator of which is the sum of the Tax preference items and adjustments of the Ameriprise Group relevant for purposes of the computation of AMT (the "TPIs") for such Affiliation Year and (y) the denominator of which is the sum of the TPIs of all members of the AXP Group for such Affiliation Year. The Ameriprise AMT Liability for such Affiliation Year shall not exceed the amount of the Ameriprise Separate AMT for such Affiliation Year.

        (b)    Minimum Tax Credits.    If for any Affiliation Year Ameriprise has paid to AXP the Ameriprise AMT Liability, AXP shall pay to Ameriprise its proportionate share (determined below) of the minimum Tax credit for U.S. federal income Tax purposes (the "Minimum Tax Credit") arising from such Affiliation Year which is actually utilized by the AXP Group in a subsequent Affiliation Year. Ameriprise's proportionate share of such credit for any Affiliation Year shall be equal to the product of such credit and the Fraction (defined in subsection (a) above). In no event shall Ameriprise be paid amounts in the aggregate in respect of such credit in excess of the corresponding Ameriprise AMT Liability.

ARTICLE III

U.S. COMBINED STATE AND LOCAL INCOME TAX LIABILITIES

        SECTION 3.01.    Returns Covered.    If any member of an AXP Combined Group and any member of an Ameriprise Combined Group are required to file, or if AXP elects that any member of an AXP Combined Group and any member of an Ameriprise Combined Group shall file a Combined Return for any taxable years, or where any U.S. state or local Taxing authority successfully asserts such a combined filing requirement, the allocation and settlement of amounts due between the Parties shall be governed by this Article III.

        SECTION 3.02.    Pre-2005 Taxable Years.    For each taxable year ending on or before December 31, 2004, AXP shall determine in good faith each Ameriprise Combined Group's respective share, as determined below, of the total U.S. state and local Tax liability in each such Combined State. The Ameriprise Combined Group's share of such total tax liability ("Ameriprise Group State Tax Liability") will be based on the aggregate apportionment percentage of all members of the Ameriprise Combined Group, determined with reference only to those companies that are subject to such state's taxing jurisdiction. The Ameriprise Group State Tax Liability will include any minimum or similar Taxes for members of each Ameriprise Combined Group that may be required by the relevant state or locality. In addition, in determining the Ameriprise Group State Tax Liability for Minnesota and Nebraska, respectively, AXP will, in good faith, directly reduce the Ameriprise Group State Tax Liability in Minnesota for the employer transit pass Credit generated by members of the Ameriprise Combined Group and the Ameriprise Group State Tax Liability in Nebraska for the employment Tax Credit generated by members of the Ameriprise Combined Group, but only if and to the extent such Credit is used to reduce the Tax liability of the Total Combined Group in Minnesota or Nebraska, as the case may be, for that year. Ameriprise shall be responsible for and pay to AXP, and shall indemnify AXP and the AXP Affiliates from and against, the Ameriprise Group State Tax Liability for each Combined Return for all taxable years ending on or before December 31, 2004.

        SECTION 3.03.    Net Operating Losses.    Consistent with the approach applied for operating units of Total Combined Groups, Ameriprise Group State Tax Liability will not be reduced by, nor will Ameriprise or any other Ameriprise Combined Group member receive any payment, credit or benefit for, U.S. state or local net operating losses ("NOLs"), including any carryback or carryover NOLs, that any such member generates for U.S. state or local income Tax purposes on a stand-alone basis, whether or not they are used in a Combined Return (except insofar as such NOLs may reduce the Ameriprise Combined Group's share of the total U.S. state and local liability for a Total Combined Return).

        SECTION 3.04.    2005 Taxable Year.    For the taxable year beginning on January 1, 2005, AXP shall determine in good faith the Ameriprise Combined Group's share of the total U.S. state and local Tax liability in each Combined State in the same manner as set forth in Sections 3.02 and 3.03 above, taking into account the apportionment percentages and other relevant items of each appropriate Ameriprise Combined Group through the Distribution Date. Ameriprise shall be responsible for and pay to AXP, and shall indemnify AXP and the AXP Affiliates from and against, the Ameriprise Group State Tax Liability for all Combined Returns for the taxable year beginning January 1, 2005.

        SECTION 3.05.    Estimated Taxes, Etc.    For each Combined State, AXP will determine in good faith the Ameriprise Combined Group's estimated Tax payments and extension payments (collectively, "Estimated State Taxes"), will prescribe the information required to be provided by the Ameriprise

Combined Group to support AXP's preparation and filing of Combined Returns and payment of Estimated State Taxes, together with a schedule of due dates for providing of such information and paying its share of Estimated State Taxes, and Ameriprise will timely and accurately provide and pay the same to AXP. AXP will calculate in good faith the aggregate Ameriprise Group State Tax Liability for all Combined States for a Combined Year less a credit for aggregate Estimated State Taxes paid or determine the refund due to Ameriprise to the extent aggregate Estimated State Taxes paid by Ameriprise exceed the aggregate Ameriprise Group State Tax Liability. Payment by Ameriprise is due within five (5) business days after billing by AXP. Payment of a refund by AXP is due by November 30 of the year in which Combined State Tax Returns are filed.

        SECTION 3.06.    Adjustments.    (a) If an Adjustment occurs, the Ameriprise Group State Tax Liability for the year in question shall be recomputed by AXP in good faith, including all changes to apportionment percentages that result from such Adjustment. Ameriprise shall make payments to AXP for an increase in the Ameriprise Group Tax Liability or AXP shall make payments to Ameriprise for a decrease in the Ameriprise Group Tax Liability, including its allocable share of interest, penalties and additions to Tax and external costs. Payment in respect of such Adjustments by Ameriprise is due within five (5) business days after billing by AXP for the items in question. Payment in respect of such Adjustments by AXP is due within thirty (30) business days after AXP receives a refund or credit for refund in respect of the items in question. Notwithstanding anything herein to the contrary, in determining the Ameriprise Group State Tax Liability for Minnesota, as agreed, the Ameriprise Group State Tax Liability for the Combined Years beginning January 1, 1999 and ending December 31, 2001 has been directly increased for the entire audit Adjustment to date for that period in the total amount of $3,514,710 ($3,086,168 of tax and $248,542 of interest), and such amount has been paid in full by Ameriprise.

        (b)   AXP shall in good faith control all contests relating to any such Adjustments, provided, however, in respect of any Combined State in which the Ameriprise Combined Group would bear at least 50% of the costs of any such Adjustments, AXP shall consult with Ameriprise in good faith, subject to the ultimate authority of AXP to determine how to proceed.

ARTICLE IV

SEPARATE TAX RETURN OBLIGATIONS

        SECTION 4.01.    Ameriprise Tax Liability.    Ameriprise shall be responsible for, and shall indemnify and hold harmless AXP and AXP Affiliates against, any and all U.S. federal, state and local and non-U.S. Taxes that are required to be reported on any separate Tax Return that does not include AXP or any AXP Affiliate.

        SECTION 4.02.    AXP Tax Liability.    AXP shall be responsible for, and shall indemnify and hold harmless Ameriprise and Ameriprise Affiliates against, any and all U.S. federal, state and local and non-U.S. Taxes that are required to be reported on any separate Tax Return that does not include Ameriprise or any Ameriprise Affiliate.

        SECTION 4.03.    Separate Return Adjustments.    If there is an adjustment to a separate Tax Return of AXP and/or AXP Affiliates, or Ameriprise and/or Ameriprise Affiliates, as the case may be, that results in the inclusion in income in such Tax Return of income attributable to the other group of companies, and the recipient thereby incurs an Income Tax Detriment, Ameriprise shall pay to AXP or AXP shall pay to Ameriprise, as the case may be, an amount equal to such Income Tax Detriment (including any interest, penalties and additions to Tax) within thirty (30) business days after the Final Determination of such Income Tax Detriment.

ARTICLE V

TAX-FREE STATUS OF DISTRIBUTION

        SECTION 5.01.    Tax-Free Status Ruling, Etc.    Ameriprise acknowledges and agrees that AXP will control the process of obtaining any rulings or other formal advice from relevant Taxing authorities in respect of the Tax-Free Status, the Distribution or any related transaction. Ameriprise shall promptly execute and cause to be delivered to the Tax Advisor any representation letters ("Representation Letters") that the Tax Advisor provides to it and understands that such letter or letters will be relied upon by the Tax Advisor in rendering an opinion or opinions on the Tax-Free Status and related matters and/or obtaining any such ruling or formal advice. Ameriprise shall represent that, subject to any qualifications therein which are acceptable to the Tax Advisor, all information contained in its Representation Letters that concerns or relates to it or any Ameriprise Affiliate is true, correct and complete. Ameriprise shall take such other actions as may be necessary or desirable to obtain any such ruling, formal advice or opinion as the Tax Advisor may request.

        SECTION 5.02.    Maintaining Status of Active Business.    Ameriprise agrees that, from the date hereof until the first day after the second anniversary of the Distribution Date, it shall maintain the status of the Fund Management Business as an active trade or business as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder, that is part of, or treated as part of, the Ameriprise legal entity for U.S. federal income Tax purposes.

        SECTION 5.03.    Limits on Proposed Acquisition Transactions, Etc.    Ameriprise agrees that, from the date hereof until the first day after the second anniversary of the Distribution Date, it shall not (i) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction (whether for purposes of Section 203 of the Delaware General Corporation Law, as amended, any similar corporate statute, any "fair price" or other provision of Ameriprise's charter or bylaws or otherwise) or, to the extent Ameriprise has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by redeeming rights under a shareholder rights plan, finding a tender offer to be a "permitted offer" under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) sell or otherwise transfer in a single transaction or series of transactions 50% or more of the gross or net assets of the Fund Management Business or 50% or more of the consolidated gross or net assets of Ameriprise and the Ameriprise Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through an Ameriprise Affiliate) any Ameriprise Capital Stock, or rights to acquire such stock, (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of the separate classes of Ameriprise Capital Stock (including, without limitation, through the conversion of one class of Ameriprise Capital Stock into another class of Ameriprise Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, or any rulings, formal advice or opinion described in Section 5.01 above) which in the aggregate (taking into account any other transactions described in this Section 5.03) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, Ameriprise Capital Stock representing a Fifty-Percent or Greater Interest in Ameriprise or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Ameriprise shall have requested that AXP obtain a private letter ruling from the IRS and AXP shall have received such a ruling in form and substance satisfactory to AXP that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate, or (B) Ameriprise shall provide AXP with an Unqualified Tax Opinion in form and substance satisfactory to AXP that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate, or (C) AXP shall have waived the requirement to obtain such ruling or opinion. In determining whether such a ruling or opinion is satisfactory, AXP may consider, among other factors, the appropriateness of any underlying assumptions and representations made in connection with such ruling or opinion. To the extent that any such ruling or opinion concerns the acquisition of a Fifty-Percent or Greater Interest in Ameriprise, it shall expressly conclude that such acquisition will satisfy one or more of the safe harbors described in the Treasury Regulations promulgated under Section 355(e) of the Code. Ameriprise shall bear all costs and expenses of securing any such ruling or opinion and shall reimburse AXP for all external costs and expenses that it may incur in good faith in seeking to obtain or evaluate any such ruling or opinion.

        SECTION 5.04.    Twenty Five Percent Proposed Acquisition Transactions.    If Ameriprise proposes to enter into any Twenty Five Percent Proposed Acquisition Transaction, approve a Twenty Five Percent Proposed Acquisition Transaction or, to the extent Ameriprise has the right to prohibit any Twenty Five Percent Proposed Acquisition Transaction, proposes to permit any Twenty Five Percent Proposed Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the second anniversary of the Distribution Date, Ameriprise shall provide AXP, no later than ten (10) business days prior to the signing of any written agreement or taking any binding action with respect to such transaction, with a detailed written description of such transaction (including the type and amount of Ameriprise Capital Stock to be issued or transferred in such transaction) and a certificate duly approved by the Board of Directors of Ameriprise to the effect that the Twenty Five Percent Proposed Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 5.03 above would apply (a "Board Certificate").

        SECTION 5.05.    Indemnity.    (a) Subject to subsection (b) of this section, Ameriprise shall be responsible for, and shall indemnify and hold AXP and AXP Affiliates and their direct and indirect shareholders harmless against any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the direct or indirect acquisition of all or a portion of Ameriprise's Capital Stock and/or its assets (or any transaction or series of transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements or arrangements by Ameriprise, any Ameriprise Affiliate or any of their direct or indirect shareholders with respect to transactions or events (including, without limitation, stock issuances pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution and related transactions to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly a Fifty-Percent or Greater Interest in Ameriprise, (iii) any act or failure to act by Ameriprise or any Ameriprise Affiliate described in Section 5.03 above (regardless of whether such act or failure to act is covered by a ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C), respectively, of Section 5.03 above, or a Board Certificate described in Section 5.04 above) or (iv) any breach by Ameriprise of its agreements or representations set forth in Sections 5.01 or 5.02 above.

        (b)   For purposes of calculating the amount and timing of any Tax-Related Loss in connection with any Tax payable by an indemnified party, such loss shall be calculated by assuming that the indemnified party pays income Tax at the Highest Combined Tax Rate in effect in each relevant taxable year and that the income arising in connection with the Tax-Related Losses is the only item of income, deduction, Credit or loss for such year. AXP shall consult with Ameriprise in good faith in respect of any audit, proceeding or contest in respect of any Tax-Related Loss but shall ultimately control the disposition of the same in good faith. Ameriprise shall pay AXP or such other applicable indemnified party the amount of any such Tax-Related Losses for which Ameriprise is responsible under this Section 5.05 within one (1) business day before payment is due from AXP or such other party.

        (c)   Ameriprise shall not (i) merge or consolidate with any other Person or liquidate or partially liquidate into any other Person, (ii) sell or otherwise transfer to any other Person or group of Persons, directly or indirectly, in a single transaction or series of transactions 25% or more of the gross or net assets of Ameriprise (such percentage to be determined based on fair market value as of the Distribution Date), (iii) engage in any other reorganization or restructuring with any other Person, or (iv) agree or permit any Person or group of Persons, directly or indirectly, in a single transaction or series of transactions, to acquire a Fifty-Percent or Greater Interest in Ameriprise, unless, in each case, each such Person agrees, to AXP's satisfaction, to be jointly and severally liable with Ameriprise in its obligations under this Article V.

ARTICLE VI

DUAL CONSOLIDATED LOSSES

        SECTION 6.01.    Ameriprise Liability.    Notwithstanding any other provision of this Agreement or the provisions of any closing agreement relating to Dual Consolidated Losses (defined below) of any member of the Ameriprise Group ("Closing Agreement"), Ameriprise shall be liable for, and indemnify AXP and AXP Affiliates against (i) any Tax liability together with interest, penalties and additions to Tax (including, without limitation, the interest charge described in or that results from the application of Treasury Regulations Section 1.1503-2 or Treasury Regulations Section 1.1503-2A, or interest determined under any Closing Agreement that arises from any triggering event or recapture under such regulations or Closing Agreement), applicable to an item of deduction or loss of Ameriprise or an Ameriprise Affiliate (a "Dual Consolidated Loss") or from the receipt of any payment under this Article VI and (ii) any costs or expenses (including, without limitation, external attorneys' and accountants' fees) incurred by AXP or an AXP Affiliate in connection with determining, avoiding or contesting Recapture Taxes (defined below) or enforcing the provisions of this Article VI. All indemnifiable amounts described in this Section 6.01 shall be collectively referred to as "Recapture Taxes", to be determined in accordance with Section 6.02 below.

        SECTION 6.02.    Recapture Taxes.    Recapture Taxes shall be determined by AXP in good faith, based, in relevant part, on the following assumptions: (i) the amount of gross income realized from a triggering event or recapture of a Dual Consolidated Loss cannot be offset by any losses, deductions or Credits (other than those offsets actually permitted under Treasury Regulations Section 1.1503-2(g)(vii)(B) or (C)(2), provided that such regulations are applicable and all applicable requirements of the regulations are fully satisfied); (ii) the amount of gross income, if any, realized upon the receipt of any payment under this Article VI cannot be offset by any losses, deductions or Credits; and (iii) the amounts described in clause (i) and (ii) of Section 6.01 above are taxable at the Highest Combined Tax Rate.

        SECTION 6.03.    Closing Agreement.    At Ameriprise's request, at Ameriprise's sole cost and expense, AXP will cooperate in good faith in an effort to enter into a closing agreement with the IRS of the type described in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(2), to the effect that Dual Consolidated Losses will not be recaptured as a result of the Distribution.

ARTICLE VII

CARRYOVER AND CARRYBACK ITEMS

        SECTION 7.01.    Carryovers to Post-Affiliation Years.    AXP will apportion, in good faith, any U.S. federal consolidated net operating or capital losses, Credits or other applicable items between members of the Ameriprise Group (departing from the AXP Group as a consequence of the Distribution and related transactions) and members of the AXP Group (not taking into account Ameriprise Group members) pursuant to applicable Treasury Regulations promulgated under Section 1502 of the Code. Such consolidated items and their apportionment will be adjusted by AXP to reflect any Adjustments that take place in applicable Affiliation Years.

        SECTION 7.02.    Carrybacks from Post-Affiliation Years.    (a) Carryback Items. If Ameriprise and/or its subsidiaries sustain U.S. federal capital or net operating losses or generate U.S. federal Credits in a Post-Affiliation Year which may be carried back to an Affiliation Year and will generate an Income Tax Benefit, Ameriprise may request AXP to file a Section 7.02 Claim with the IRS with respect to the U.S. federal income Tax liability of the AXP Group for such Affiliation Year. AXP shall have sole discretion whether to accept a request to file carryback claims (except for foreign Tax Credit or domestic source capital loss carryback claims) and file any amended Tax Returns or claims for refund relating thereto, which discretion may be exercised without regard to satisfying a standard of good faith or any other standard provided for in this Agreement or elsewhere. With regard to requests to file foreign Tax Credit or domestic source capital loss carryback claims to an Affiliation Year, AXP will implement such requests it determines in good faith to be available on the terms set forth hereinafter.

        (b)    Procedures.    If AXP files a Section 7.02 Claim, AXP shall have full control over the Section 7.02 Claim and may determine in good faith the nature of all actions to be taken in connection with such claim. If there is any limitation that applies to the AXP Group in respect of all or a portion of the items that comprise a Section 7.02 Claim in respect of foreign Tax Credits or domestic source capital losses, any Income Tax Benefit in respect of such claim shall be determined by AXP in good faith. If there any limitations in the ability of the AXP Group to utilize items in the same category as the items that comprise such claim, any Income Tax Benefit will be determined by AXP in good faith based on the assumption that the items were utilized on a Proportionate Basis. AXP will pay to Ameriprise for the amount of the Tax Benefit, if any, it determines in good faith was derived from such claim within 30 business days after it receives a refund or credit for refund therefor. Ameriprise will repay to AXP all or a portion of such amount as determined by AXP in good faith to the extent the Tax Benefit is reduced as a result of an Adjustment for any Affiliation Year or otherwise, together with applicable interest and penalties. If AXP elects to file a Section 7.02 Claim in respect of the carryback of any attribute other than foreign Tax Credits or domestic source capital losses, the terms for payment and other provisions shall be determined based upon the mutual agreement, if any, of the Parties. If AXP files a Section 7.02 Claim, Ameriprise will indemnify AXP for any additional Taxes or loss of Tax benefits incurred by a member of the AXP Group (including interest, penalties and additions to Tax) arising from such claim. AXP shall also be entitled to reimbursement from Ameriprise for any reasonable external costs for professional services incurred by AXP in connection with the Section 7.02 Claim whether or not Ameriprise receives payment or credit therefor.

ARTICLE VIII

U.S. FEDERAL INCOME TAX ADJUSTMENTS

        SECTION 8.01.    Determination.    If an Adjustment occurs, the liability of Ameriprise or AXP, as the case may be, pursuant to Article II hereof, or the amounts allocated pursuant to Article VII, shall be recomputed by AXP. As recomputed for purposes of Article II, Ameriprise shall make payments to AXP for an increase in Ameriprise's liability or AXP shall make payments to Ameriprise for an increase in AXP's liability. For purposes of Sections 2.01 and 2.02, Ameriprise's liability shall be deemed to have increased by any Adjustment that results in an increase in the Adjusted Separate Ameriprise Group Federal Tax Liability or a decrease in the Excess AXP Group Benefits, and AXP's liability shall be deemed to have increased by any Adjustment that results in a decrease in the Adjusted Separate Ameriprise Group Federal Tax Liability or an increase in the Excess AXP Group Benefits.

        SECTION 8.02.    Payments.    Payments due from Ameriprise to AXP shall be made no later than one (1) business day before the due date for payment by AXP to a Taxing authority upon the Final Determination of the items in question, or, to the extent no such payment is due, within thirty (30) business days after the date of such Final Determination. Payments due from AXP to Ameriprise shall be made within thirty (30) business days after AXP receives a refund or a credit for a refund with regard to the items in question after a Final Determination therefor. Such payments shall include any applicable interest, penalties and additions to Tax and, if applicable, any reasonable external costs for professional services incurred by AXP thereon. In calculating any interest payable by Ameriprise to AXP hereunder, interest, if any, due from AXP to the IRS shall first be deemed to arise with respect to the increase in the liability of Ameriprise, as determined above.

        SECTION 8.03.    Procedures.    Subject to Section 7.02 hereof, for any Affiliation Year or Combined Year, AXP will determine in good faith whether to give effect, through any Tax Return, claim for refund or otherwise, to items of loss, deduction or Credit for the Ameriprise Group which are greater than those reflected on prior Tax Returns and the nature of all actions taken with respect thereto. If AXP files such a claim, Ameriprise will indemnify AXP for any additional Taxes or loss of Tax benefits incurred by a member of the AXP Group or the applicable Total Combined Group (including interest, penalties and additions to Tax) arising from such claim.

        SECTION 8.04.    Intercompany Adjustments.    If any transaction or arrangement between the AXP and/or AXP Affiliates, on the one hand, and Ameriprise and/or Ameriprise Affiliates, on the other hand, is recharacterized for applicable Tax purposes under Section 482 of the Code or otherwise and such recharacterization results in an Income Tax Detriment to one applicable group of companies and an Income Tax Benefit to the other group, the group incurring the Income Tax Detriment shall be paid by the other group an amount equal to such Income Tax Detriment (including any interest, penalties and additions to Tax) within thirty (30) business days after the Final Settlement of such Income Tax Detriment. In addition, each Party hereto shall be responsible for, and shall indemnify and hold the other Party and its Affiliates harmless against, any Taxes attributable to intercompany items or otherwise for any stock or other assets (tangible or intangible) transferred to it (or an AXP Affiliate, in the case of AXP, or an Ameriprise Affiliate, in the case of Ameriprise) from the other Party hereto (or an AXP Affiliate, in the case of AXP, or an Ameriprise Affiliate, in the case of Ameriprise) for which it is determined not to have paid or provided fair market value consideration.

ARTICLE IX

U.S. FEDERAL INCOME TAX PROCEEDINGS

        SECTION 9.01.    Ameriprise and AXP Issues.    AXP and Ameriprise hereby agree that during the course of the audit of any Affiliation Year, they will in good faith endeavor to discuss and resolve separately with the IRS district agents any "Ameriprise Issues" and "AXP Issues" (defined below). "Ameriprise Issues" are issues relating to items of income, gain, loss, deduction, or Credit that are attributable solely to the Ameriprise Group and that could not reasonably have material adverse consequences for the U.S. federal income Tax liability of a member of the AXP Group (other than a member of the Ameriprise Group) if resolved against the taxpayer, as determined in good faith by AXP. "AXP Issues" are any other issues, including issues relating to Foreign Attributes of the Ameriprise Group.

        SECTION 9.02.    Procedures.    (a) In the event a Revenue Agent's Report ("RAR") is issued with respect to such taxable year, and the RAR contains adjustments proposed with respect to Ameriprise Issues, at Ameriprise's request, AXP shall protest (as provided for in applicable Treasury Regulations) the adjustments made with respect to Ameriprise Issues. Ameriprise will prepare that portion of any protest which it determines should be filed in connection with any adjustment proposed with respect to Ameriprise Issues and shall limit such portion of the protest to the defense of the specific Ameriprise Issues raised in the RAR, unless AXP, in its sole discretion, determines otherwise.

        (b)   After the filing of such protest, AXP and Ameriprise shall jointly meet with the representatives of the IRS responsible for disposing of the issues in dispute and request the separate resolution of the AXP and Ameriprise Issues. They shall further request that the IRS assign separate representatives to conduct any review of or proceedings on their respective issues.

        (c)   Regardless of whether the IRS agrees to resolve the issues affecting each Party or assign separate representatives to deal with the issues of each, AXP and Ameriprise each will attend meetings and will prepare written presentations to be made to the IRS regarding any adjustments proposed only with respect to its respective issues. AXP and Ameriprise shall keep each other promptly informed of any developments and discussions at any such meetings concerning adjustments, whether or not formally proposed, affecting the other Party.

        SECTION 9.03.    Control of Issues.    (a) For each Affiliation Year, AXP shall have full control of all AXP Issues and all Ameriprise Issues not otherwise settled by Ameriprise at the audit or appellate level of the IRS ("Ameriprise Unsettled Issues") if the aggregate liability for any Taxes for which Ameriprise would be liable hereunder ("Article IX Taxes") with respect to all Ameriprise Unsettled Issues for such Affiliation Year does not exceed $1,000,000. If the aggregate liability for Article IX Taxes with respect to Ameriprise Unsettled Issues for any Affiliation Year exceeds $1,000,000, Ameriprise shall, at its sole cost and expense, unless AXP agrees to waive the same, obtain an evaluation of the Ameriprise Unsettled Issues ("Evaluation") from an independent attorney experienced in the field of U.S. federal corporate income Taxation, who shall be selected jointly by the Parties and who, in the case of a listed or reportable transaction for U.S. federal income Tax purposes, is not a disqualified Tax advisor within the meaning of Section 6664(d)(3)(B)(ii) of the Code. The Evaluation shall state, for the Ameriprise Unsettled Issues on an issue-by-issue basis, whether, in the opinion of the attorney (which in the case of a listed transaction or reportable transaction for U.S. federal income Tax purposes does not constitute a disqualified Tax opinion as defined in Section 6664(d) of the Code) the filing position for each such issue satisfies the requirements set forth in Section 6662(d) of the Code required for the reduction in any understatement of income Tax penalty and in the case of any such listed transactions or reportable transactions satisfies the additional requirements set forth in Section 6664(d) of the Code required to avoid a reportable transaction understatement penalty. Any discussions with respect to the Evaluation shall be held with both Parties jointly, and such attorney shall send a copy of the Evaluation (including any drafts thereof) to both Parties simultaneously.

        (b)   If the Evaluation discloses any Ameriprise Unsettled Issues which do not fully meet the aforementioned standards as applicable, Ameriprise shall be obligated to settle such issues with the IRS at its own cost and expense within a reasonable period of time after receipt of the Evaluation. If the aggregate liability for Article IX Taxes with respect to the remaining Ameriprise Unsettled Issues does not exceed $1,000,000, Ameriprise also shall be obligated to settle all such issues at its own cost and expense within a reasonable period of time after receipt of the Evaluation.

        SECTION 9.04.    Options for Resolution.    If, for any Affiliation Year, the aggregate liability for Article IX Taxes with respect to the remaining Ameriprise Unsettled Issues exceeds $1,000,000, AXP may select one of two options: (i) retain complete control over and liability for the remaining Ameriprise Unsettled Issues, or (ii) cede complete control to Ameriprise for the remaining Ameriprise Unsettled Issues. In the event that AXP selects option (ii), Ameriprise shall assume complete responsibility and liability for such issues, but shall proceed with reasonable diligence to resolve the same. In so doing, Ameriprise may, upon ten (10) business days written notice to AXP, fund the prepayment of any remaining Ameriprise Unsettled Issue if the effect of such prepayment is to toll an interest charge for such issue and AXP does not otherwise determine in good faith that such action would adversely affect the U.S. federal income Tax liability of a member of the AXP Group (other than a member of the Ameriprise Group). In addition, in such event, Ameriprise shall be liable and indemnify AXP and the AXP Affiliates for, but AXP shall control the resolution of, (A) each AXP Issue which is not expressly set forth in the RAR with respect to such Affiliation Year ("New AXP Issues") and (B) each AXP Excess Issue as defined below. For purposes of this Article IX, an "AXP Excess Issue" shall mean an AXP Issue the Tax liability for which (including any related interest, penalties and additions to Tax) exceeds any proposed deficiency set forth in the RAR with respect to such AXP Issue or, if less, the amount of any deficiency with respect to such AXP Issue in an agreement with the IRS reached during Appellate proceedings ("IRS Agreement"). Ameriprise's liability for an AXP Excess Issue shall be an amount equal to the excess, if any, of the actual liability for Taxes (including any related interest, penalties and additions to Tax) with respect to such AXP Excess Issue over the proposed deficiency in the RAR or IRS Agreement, as the case may be.

        SECTION 9.05.    Forum for Judicial Proceedings.    In any case where judicial proceedings are instituted, AXP shall be entitled to select the forum for such judicial proceedings, unless AXP determines, in good faith, that such proceedings involve only Ameriprise Unsettled Issues and has chosen option (ii) described in Section 9.04 above in respect of such issues. In such event, Ameriprise shall be entitled to select the forum for judicial proceedings. Each Party shall bear the costs of litigation in respect of its own issues, provided, however, that Ameriprise shall bear the costs of litigation in respect of New AXP Issues and AXP Excess Issues.

        SECTION 9.06.    Settlement of Claims.    AXP may agree to settle any case involving net U.S. federal income Tax claims for refund by the Ameriprise Group and net U.S. federal income Tax liabilities by the AXP Group (not including the Ameriprise Group) or otherwise on such terms as it determines are advisable; provided, however, that if the Ameriprise Group has a fully agreed case providing for a net U.S. federal income Tax refund of at least $1,000,000, AXP may settle the entire case involving the entire AXP Group by agreeing to forego such refund (or any portion thereof) only if it agrees to reimburse Ameriprise for the amount of such foregone refund (or portion thereof).

ARTICLE X

PAYMENTS

        Section 10.01.    Reporting of Indemnity Payments, Etc.    Any Tax indemnity payments hereunder or payments made in respect of Tax-Related Losses hereunder shall, unless otherwise required by law, be reported for Tax purposes by the payer and the recipient as a cash capital contribution by AXP or a cash distribution by Ameriprise, as the case may be, immediately before the Distribution. If, notwithstanding such reporting, such payment results in additional taxable income to the recipient, such payments shall be increased such that the amount that the recipient receives (net of Taxes) shall equal the amount of the payment that it would otherwise be entitled to receive pursuant to this Agreement.

        SECTION 10.02.    Interest on Late Payments.    If any payments hereunder are not made when due, interest shall accrue on the unpaid amount at the underpayment rate for large corporate underpayments, in effect from time to time under Section 6621 of the Code, while such amount is outstanding.

ARTICLE XI

TAX RETURNS

        SECTION 11.01.    Cooperation and Furnishing of Tax Return Information.    (a) Cooperation. AXP and Ameriprise each agree to cooperate fully in connection with the preparation of any Tax Return relating to any Affiliation Year or Combined Year and the resolution of any related Tax audits, proceedings or disputes. In this regard, except as provided in the service level agreement between AXP and Ameriprise relating to Tax services after the Distribution Date or herein, the Tax department of Ameriprise and its subsidiaries shall, at the expense of Ameriprise, and the Tax department of AXP and its subsidiaries shall, at the expense of AXP, continue to perform the same Tax-related functions with respect to such Tax Returns, audits, proceedings or disputes they have performed to date.

        (b)       Tax Return Information.    For purposes of the preparation by AXP of Tax Returns for the taxable years ending on December 31, 2004 and December 31, 2005, respectively, on or prior to such date(s) as specified by AXP, Ameriprise shall provide AXP with Tax information for the respective life and non-life subgroups of the Ameriprise Group and Tax information for all members of each Ameriprise Combined Group, including but not limited to, schedule(s) showing the items of income, gain, loss, deduction and Credit and Foreign Attributes with respect to each such taxable year required to be included in applicable Tax Returns and complete work papers together with such other information as AXP may request. The information provided by Ameriprise shall be consistent with any similar information provided by Ameriprise to AXP for prior taxable years.

        (c)       Disclosures.    Ameriprise represents that it has provided, and agrees to promptly provide, to AXP complete and accurate information that is required or AXP requests to satisfy all applicable U.S. federal, state and local, and non-U.S., disclosure and reporting requirements in respect of listed transactions, reportable transactions and other transactions that may be viewed as Tax-motivated, including, but not limited to, U.S. state expense disallowance information. Ameriprise also represents that is has provided, and agrees to promptly provide, to AXP all documents and other information that is required or AXP requests to satisfy the transfer pricing and other documentation requirements set forth in Sections 482 and 6662 of the Code and the Treasury Regulations thereunder or otherwise (including analogous provisions under U.S. state and local or non-U.S. law), including but not limited to, principal documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(B), and to address any transfer pricing audit issue arising under Section 482 of the Code or otherwise, shall promptly provide to AXP any documents and information it may request, including background documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(C). Ameriprise further represents that it has provided, and agrees to promptly provide, to AXP all internal and external tax opinions memoranda relating to the transactions and other matters addressed in this subsection (c). If Ameriprise fails to timely satisfy the requirements of this subsection (c), it will indemnify, and hold AXP and AXP Affiliates harmless against, any Taxes, interest, penalties or additions to Tax arising therefrom.

        SECTION 11.02.    Preparation of Tax Returns.    (a)    Preparation.    AXP shall have sole authority for the preparation and filing of any consolidated U.S. federal income Tax Return or Combined Tax Return, which include the items of income, gain, loss, deduction and Credit of the Ameriprise Group or any Ameriprise Combined Group for all relevant taxable periods, including but not limited to, determination of Foreign Attributes. With respect to the U.S. federal income Tax Returns for the taxable years ending December 31, 2004 and December 31, 2005, respectively, AXP agrees to notify Ameriprise and, subject to filing deadlines, give Ameriprise an opportunity to comment on the reporting, if it plans to file such Tax Returns reflecting data or information that is materially different from the final data or information provided by Ameriprise. In addition, with respect to any Combined Tax Return for the taxable years ending December 31, 2004 and December 31, 2005, respectively, in which Ameriprise is projected to have Tax liability in excess of $500,000, AXP agrees to notify Ameriprise and, subject to filing deadlines, give Ameriprise an opportunity to comment on the reporting, if it plans to file such Tax Returns reflecting data or information that is materially different from the final data or information provided by Ameriprise. Any decisions with respect to the timing, filing, or content of the above Tax Returns shall be made by AXP in its sole discretion and shall be final and binding upon the Parties hereto.

        (b)       Elections.    Ameriprise and the appropriate members of the Ameriprise Group or an Ameriprise Combined Group shall make or give their consent to such elections or other matters relating to the Ameriprise Group or an Ameriprise Combined Group as AXP determines are necessary or advisable in connection with the filing of any such Tax Returns. In addition, no member of the Ameriprise Group may elect to be considered as not having been a member of the AXP Group for U.S. federal income Tax purposes and no member of an Ameriprise Combined Group may elect to be considered as not having been a member of a Total Combined Group for U.S. state or local Tax purposes for any taxable year or portion thereof without the prior written consent of AXP.

ARTICLE XII

POST-AFFILIATION YEARS AND POST-COMBINED YEARS

        Section 12.01.    Returns.    Ameriprise shall not and shall not permit any of the Ameriprise Affiliates to (i) file or amend any Tax Return for the Post-Affiliation Year or a Post-Combined Year beginning on the first day following the Distribution Date, in a manner that is inconsistent with the manner in which AXP filed its Tax Returns in an Affiliation Year or a Combined Year or (ii) make any election for any Post-Affiliation Year or Post-Combined Year if such election would have the effect of binding or requiring conformity by any member of the AXP Group or any Total Combined Group for any Affiliation Year or Combined Year.

        SECTION 12.02.    Actions or Transactions.    Ameriprise shall be obligated to inform and disclose fully to AXP any actions taken or transactions undertaken in a Post-Affiliation Year or a Post-Combined Year which can reasonably be expected to affect in any material way the Tax liability of the AXP Group for any Affiliation Year or a Total Combined Group for any Combined Year.

        SECTION 12.03.    Proposed Adjustments.    Ameriprise shall promptly notify AXP and keep AXP apprised of any proposed adjustments which arise out of an audit or examination of a Post-Affiliation Year or Post-Combined Year Tax Return which could reasonably be expected to affect in any material way the Tax liability of for any Affiliation Year or Combined Years or which could reasonably result in treatment of items that is inconsistent with the manner in which AXP filed its Tax Returns for such years.

ARTICLE XIII

BOOKS AND RECORDS

        Section 13.01.    Retention Period.    Without limiting any of the provisions of this Agreement, each of the Parties agrees that it shall retain, until the expiration of the appropriate statutes of limitations (including any extensions) plus ninety (90) days, copies of any Tax Returns for any open periods during the Affiliation Years and Combined Return Years which might be subject to adjustment under this Agreement, supporting work schedules and other books, records or information which may be relevant and that it will not destroy or otherwise dispose of such records without first providing the other Party with a reasonable opportunity to review and copy the same. Without limiting the foregoing, Ameriprise shall cooperate with AXP in identifying such books, records or information and so retain or provide to AXP such books, records or information as may be specified by AXP in writing within 180 days after the Distribution Date. Any information obtained pursuant to this Agreement, or any other information obtained by AXP or Ameriprise relating to the Tax position of either Party shall be kept confidential by the Parties hereto, except if otherwise required by a Taxing authority.

        SECTION 13.02.    Record Retention Policy.    Without limiting the foregoing, each of the Parties hereto agrees that it shall retain copies of any books and records in its possession as required by any record retention agreement in effect from time to time, between AXP and the IRS or any other Taxing authority.

        SECTION 13.03.    Tax Attributes.    Ameriprise shall maintain and provide to AXP upon request information which will enable AXP to determine, clarify or verify the adjusted book and Tax bases of the Ameriprise stock held by AXP, Ameriprise's assets, both tangible and intangible, including the stock of all directly and indirectly owned subsidiaries of Ameriprise which were members of the Ameriprise Group or an Ameriprise Combined Group at any time during Affiliation Years or Combined Years, and the adjusted book and Tax bases of all assets, both tangible and intangible, of such subsidiaries. In addition, Ameriprise shall maintain and provide to AXP upon request all relevant information for the determination of earnings and profits of any members of the Ameriprise Group, in accordance with applicable provisions of the Code and the Treasury Regulations thereunder.

ARTICLE XIV

COMPENSATION AND EMPLOYEE BENEFITS

        Section 14.01.    General.    For U.S. federal, applicable U.S. state and local income and other Tax purposes, all deductions in respect of compensation and employee benefits, other than AXP Stock-Based Awards as provided below, whether on or before or after the Distribution Date, shall be allocated to AXP (or its appropriate subsidiary) or Ameriprise (or its appropriate subsidiary) based on the entity which, directly or indirectly, provides the cash or other consideration to its employees, former employees or other service providers or any individual whose rights are derived from such individual's relationship with such employee, former employee or service provider.

        SECTION 14.02.    AXP Stock-Based Awards.    For U.S. federal, applicable U.S. state and local income and other Tax purposes, all deductions in respect of AXP Stock-Based Awards, whether on or before or after the Distribution Date, shall be allocated as follows: (i) deductions in respect of AXP Options that are exercised on or before the Distribution Date ("Exercised AXP Options") shall be allocated to AXP (and shall accordingly not be taken into account in computing Adjusted Separate Ameriprise Group Federal Tax Liability) except for the amount of deductions (A) reflected in net U.S. federal income deferred Tax assets that are properly recorded on the Ameriprise Group's books in respect of such Exercised AXP Options immediately before their exercise pursuant to SFAS 123 or SFAS 123(R) as adopted by AXP ("SFAS Exercised AXP Options") or (B) actually realized upon the exercise of such SFAS 123 Exercised AXP Options, whichever is less, and (ii) deductions in respect of AXP Options that are exercised after the Distribution Date or in respect of AXP Stock-Based Awards (other than AXP Options) shall be allocated between AXP (or its appropriate subsidiary that was a direct employer of record of the holder of such award during the Vesting Period) and Ameriprise (or its appropriate subsidiary that was a direct employer of record of the holder of such award during the Vesting Period) pro rata based on their respective Vesting Ratios.

        SECTION 14.03.    Reporting of Deductions.    Unless otherwise required by law, AXP and Ameriprise shall for themselves and their appropriate subsidiaries compute their respective Tax liability and file all applicable Tax Returns in accordance with the allocations under Sections 14.01 and 14.02 above. In the event that any deduction allocated under such Sections to one entity is subsequently required by law to be reported by another entity for Tax purposes, AXP or Ameriprise shall pay the entity to which the deduction was allocated under such Sections such amounts as are necessary to put such entity in the same position, on an after-Tax basis, as it would have been if the allocation under such Sections had been respected.

        SECTION 14.04.    Employment Taxes and Tax Reporting.    To the extent that AXP, Ameriprise or any of their subsidiaries is allocated a deduction for Tax purposes under Sections 14.01 and 14.02 above or otherwise, the entity to which the deduction is allocated shall be solely responsible for satisfying any withholding and employment Tax liabilities and Tax reporting obligations in respect of the compensation that corresponds to such deduction.

        SECTION 14.05.    Determinations.    All determinations necessary to effect this Article XIV, including those related to the Vesting Period and Vesting Ratios, will be made by AXP in good faith.

ARTICLE XV

MISCELLANEOUS

        SECTION 15.01.    Notices.    All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

        If to AXP or any member of the AXP Group, to:

      American Express Company
      200 Vesey Street
      New York, New York 10285
      Attn: Gilbert E. Ahye

      with a copy to:

      American Express Company
      200 Vesey Street
      New York, New York 10285
      Attn: Director of Tax

      If to Ameriprise or any member of the Ameriprise Group, to:

      Ameriprise Financial, Inc.
      707 2nd Avenue, South
      Minneapolis, Minnesota 55474
      Attn: Walter Berman

      with a copy to:

      Ameriprise Financial, Inc.
      707 2nd Avenue, South
      Minneapolis, Minnesota 55474
      Attn: Director of Tax

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

        SECTION 15.02.    Complete Agreement; Representations.    (a) This Agreement, together with any exhibits and schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

        (b)   AXP represents on behalf of itself and each other member of the AXP Group and Ameriprise represents on behalf of itself and each other member of the Ameriprise Group as follows:

            (i)  each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement to which it is a Party and to consummate the transactions contemplated by this Agreement; and

           (ii)  this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party) except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and by general equitable principles.

        SECTION 15.03.    Amendment, Modification, or Waiver.    (a) This Agreement may be amended, supplemented, modified or superseded only by a written instrument signed by duly authorized signatories of the Parties.

        (b)   Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

        SECTION 15.04.    Severability.    If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

        SECTION 15.05.    No Assignment; Binding Effect; No Third-Party Beneficiaries.    (a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

        (b)   Except for provisions relating to Affiliates and the provisions of Article V relating to Tax-Related Losses, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

        (c)   Notwithstanding anything herein to the contrary, unless the context indicates otherwise, if an obligation is imposed on AXP or Ameriprise hereunder it shall cause any Person that directly or indirectly controls or is controlled by it to comply therewith to the extent reasonably necessary to carry out such obligation. "Control" for these purposes shall have the same meaning as that set forth under the definition of "Affiliate".

        SECTION 15.06.    Headings.    The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        SECTION 15.07.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of the counterparts together shall constitute one and the same instrument.

        SECTION 15.08.    Governing Law.    This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

        IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date first above written.

AMERICAN EXPRESS COMPANY
By:
Name: Title:
AMERIPRISE FINANCIAL, INC.
By:
Name: Title:

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  Exhibit 10.1
FORM OF TAX ALLOCATION AGREEMENT DATED AS OF BY AND BETWEEN AMERICAN EXPRESS COMPANY AND AMERIPRISE FINANCIAL, INC.
FORM OF TAX ALLOCATION AGREEMENT
ARTICLE I DEFINITIONS AND STANDARDS
ARTICLE II U.S. CONSOLIDATED FEDERAL INCOME TAX LIABILITIES
ARTICLE III U.S. COMBINED STATE AND LOCAL INCOME TAX LIABILITIES
ARTICLE IV SEPARATE TAX RETURN OBLIGATIONS
ARTICLE V TAX-FREE STATUS OF DISTRIBUTION
ARTICLE VI DUAL CONSOLIDATED LOSSES
ARTICLE VII CARRYOVER AND CARRYBACK ITEMS
ARTICLE VIII U.S. FEDERAL INCOME TAX ADJUSTMENTS
ARTICLE IX U.S. FEDERAL INCOME TAX PROCEEDINGS
ARTICLE X PAYMENTS
ARTICLE XI TAX RETURNS
ARTICLE XII POST-AFFILIATION YEARS AND POST-COMBINED YEARS
ARTICLE XIII BOOKS AND RECORDS
ARTICLE XIV COMPENSATION AND EMPLOYEE BENEFITS
ARTICLE XV MISCELLANEOUS